EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF CHANGE TECHNOLOGY PARTNERS, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Change Technology Partners, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby amend the certificate of incorporation of the Corporation (the “Certificate of Incorporation”) as follows:

1. Article 1 of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following new Article 1:

“NAME. The name of the corporation is Neurologix, Inc. (the “Corporation”).”

2. Article 4.1 of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following new Article 4.1:

“NUMBER OF SHARES. The total number of shares of stock that the Corporation shall have authority to issue is: seven hundred fifty five million (755,000,000), seven hundred fifty million (750,000,000) of which shall be shares of Common Stock of the par value of one-tenth of one cent ($.001) each and five million (5,000,000) of which shall be shares of Preferred Stock of the par value of ten cents ($.10) each.”

3. Article 6 of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following new Article 6:

“6. BOARD OF DIRECTORS

6.1 NUMBER OF DIRECTORS. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors (the “Board”). The total number of directors constituting the entire Board shall be not less than three nor more than twelve, with the then-authorized number of directors being fixed from time to time by the Board.

6.2 STAGGERED BOARD. The Board shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the 2004 annual meeting of stockholders; Class II directors shall initially serve until the 2005 annual meeting of stockholders; and Class III directors shall initially serve until the 2006 annual meeting of stockholders. Commencing with the annual meeting of stockholders in 2004, directors of each class the term of which shall then expire shall be elected to hold office for a three year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible.

6.3 ELECTION OF DIRECTORS. Members of the Board may be elected either by written ballot or by voice vote.”

4. This Certificate of Amendment, and the amendment effected hereby, shall become effective on February 10, 2004.

5. The undersigned hereby certifies that this amendment to the Certificate of incorporation has been duly adopted in accordance with Section 242 of the DGCL.

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IN WITNESS WHEREOF, Change Technology Partners, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this l0th day of February, 2004.

CHANGE TECHNOLOGY PARTNERS, INC.

/s/ Martin J. Kaplitt

Name:	Martin J. Kaplitt, M.D.
Title:	President

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